Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Eric Ashleman To Join Modine Manufacturing Company
Board Of Directors

Racine, WI – February 25, 2019 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that the Company’s Board of Directors has expanded the size of the Board from nine to ten members and elected a new director, with both actions taking effect on February 20, 2019.

Joining the Modine Board will be Eric Ashleman, age 52, Senior Vice President and Chief Operating Officer at IDEX Corporation.  In addition to his current position, Mr. Ashleman has held a number of executive roles since joining IDEX in 2008, including Senior Vice President/Group Executive - Health and Science Technology, and Fire, Safety and Diversified Segments and President, Gast Manufacturing and Global Dispensing.

Prior to joining IDEX, Mr. Ashleman held executive leadership roles with Schutt Sports, Inc., Danaher Corporation, Honeywell International, and Lincoln Brass Works.  Mr. Ashleman holds a Bachelor of Arts degree in Economics and Master of Business Administration degree, both from the University of Michigan.

Commenting on the election, Modine’s Lead Director, Marsha Williams, said, “We are so pleased to welcome Eric to the Modine Board.  He has a track record of distinguished service and proven leadership. The knowledge and experience he brings to our board will prove invaluable as we focus on achieving our Enduring Goals and execute on our Strengthen, Diversify and Grow initiatives.”

Mr. Ashleman will stand for election at Modine’s 2020 annual meeting of shareholders.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com

Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com